Exhibit 99.1

Uranium Resources, Inc. Executives Adopt Rule 10b5-1 Plans

LEWISVILLE, Texas--(BUSINESS WIRE)--December 10, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) today announced that five of its executive officers have established Rule 10b5-1 plans to effect the orderly sale of a portion of their holdings of Uranium Resources common stock resulting from deferred compensation that the officers were awarded from 1999 though 2004 and from vesting of restricted shares. The adoption of these plans is a part of these individuals strategy to generate cash to pay taxes and for asset diversification and liquidity. Additionally, URI will be relieved of approximately $700,000 in deferred compensation liability. The officers included are, Executive Chairman, Paul K. Willmott, Executive Vice President – Operations, Richard A. Van Horn, Vice President and Chief Financial Officer, Thomas H. Ehrlich, Senior Vice President – Health Safety and Environmental Affairs, Mark S. Pelizza, and Vice President – Corporate Development, Mathew F. Lueras.

Collectively, the five officers may sell up to 942,292 shares of common stock under these plans. The transactions will commence no earlier than December 20, 2010 and will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. If all the planned shares are sold, the five would beneficially own approximately 2,373,830 shares of Uranium Resources, Inc. outstanding stock including vested and unvested equity awards.

The trading plans are designed in accordance with URI’s policies regarding stock transaction and guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, which allows corporate officers and directors to adopt written, pre-arranged stock trading plans at times when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce market impact, and can avoid concerns about whether they had material, non-public information when they sold their stock.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer